As filed with the Securities and Exchange Commission on May 3, 2010

Registration No. 333-141095

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1785001
(State or other Jurisdiction of	(IRS Employer
Incorporation or Organization)	Identification Number)

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

(919) 941-5206

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

P. Kay Wagoner

President and Chief Executive Officer

Icagen, Inc.

4222 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

(919) 941-5206

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David E. Redlick, Esq.

Hal J. Leibowitz, Esq.

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

(617) 526-6000

Approximate date of commencement of proposed sale to public: Not applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-Accelerated Filer ☐	Smaller Reporting Company ☒
(Do not check if smaller reporting company)

DEREGISTRATION OF SECURITIES

On May 1, 2007, the Securities and Exchange Commission (the “SEC”) declared effective the Registration Statement on Form S-3 (File No. 333-141095) (the “Registration Statement”) filed by Icagen, Inc. (the “Company”) with respect to the resale of an aggregate of 20,821,896 shares of common stock, par value $0.001 per share, of the Company, including 5,398,256 shares of common stock issuable upon the exercise of warrants (the “Shares”). The Registration Statement was filed by the Company for the benefit of holders of the Shares, which were granted registration rights pursuant to the Securities Purchase Agreement, dated January 26, 2007, by and among the Company and the Purchasers (as defined therein) (the “Agreement”).

The Company is no longer required to maintain the effectiveness of the Registration Statement pursuant to the terms of the Agreement. In accordance with the terms of the Agreement and with the Company’s undertaking under Regulation S-K Item 512(a)(3), the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all of the Shares not sold by the Purchasers pursuant to the Registration Statement. Accordingly, the Company hereby requests that upon the effectiveness of this Post-Effective Amendment No. 1 to the Registration Statement, such Shares be removed from registration.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Durham, North Carolina, on May 3, 2010.

ICAGEN, INC.

By:	/S/ P. KAY WAGONER, PH.D.
P. Kay Wagoner, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ P. KAY WAGONER P. Kay Wagoner, Ph.D	Director, President and Chief Executive Officer (principal executive officer)	May 3, 2010

/S/ RICHARD D. KATZ Richard D. Katz, M.D.	Executive Vice President, Finance and Corporate Development and Chief Financial Officer (principal financial officer and principal accounting officer)	May 3, 2010

* André L. Lamotte, Sc.D.	Director	May 3, 2010

* Anthony B. Evnin, Ph.D.	Director	May 3, 2010

* Charles A. Sanders, M.D.	Director	May 3, 2010

* Dennis B. Gillings, Ph.D.	Director	May 3, 2010

* Richard G. Morrison, Ph.D	Director	May 3, 2010

* Martin A. Simonetti	Director	May 3, 2010

* Adeoye Y. Olukotun, M.D.	Director	May 3, 2010

*By:	/S/ P. KAY WAGONER
P. Kay Wagoner Attorney-in-fact